Exhibit 99.1

         Cheniere Energy Reports Second Quarter 2005 Results

    HOUSTON--(BUSINESS WIRE)--Aug. 5, 2005--Cheniere Energy, Inc. (AMEX:LNG) reported a net loss of $9.8 million, or $0.18 per share (basic and diluted) for the second quarter of 2005 compared with a net loss of $8.1 million, or $0.21 per share (basic and diluted), during the corresponding period in 2004.
    The major factors contributing to the net loss of $9.8 million during the second quarter of 2005 were liquefied natural gas (LNG) receiving terminal development expenses of $5.4 million and general and administrative expenses of $5.6 million. For the second quarter of 2004, the major factors contributing to the net loss of $8.1 million were LNG receiving terminal development expenses of $5.6 million (which were offset by a $752,000 minority interest in the operations of Corpus Christi LNG, L.P.), general and administrative expenses of $1.9 million and the Company's equity share of the net loss of Freeport LNG Development, L.P. of $1.5 million.
    Cheniere's working capital at June 30, 2005 was $150.8 million, a decrease of $155.0 million from $305.8 million at December 31, 2004. The decrease in working capital was primarily attributable to construction-in-progress expenditures related to Cheniere's Sabine Pass LNG receiving terminal and debt issuance costs related to project financing of the terminal.
    As previously announced, subsequent to the second quarter Cheniere closed a private offering on July 27, 2005 of $325 million aggregate principal amount of convertible senior unsecured notes due 2012 which will bear interest at a rate of 2.25% per year. Concurrent with the issuance of the notes, the Company also entered into hedge transactions (consisting of a purchase and a sale of call options) for a net cost of approximately $76 million. These hedge transactions are expected to offset potential dilution from conversion of the notes up to a market price of $70.00 per share of Cheniere common stock. Net proceeds from the offering were approximately $240 million, after deducting the cost of the hedge transactions, the underwriting discount and related fees. The pro forma effect as of June 30, 2005 of these transactions would have increased working capital to approximately $391 million.
    Note: On April 8, 2005, Cheniere's Board of Directors declared a two-for-one stock split effective April 22, 2005. Accordingly, all references to weighted average shares outstanding and per share amounts in this press release have been retroactively adjusted to reflect this stock split.
    Cheniere Energy, Inc. is a Houston based energy company engaged in developing LNG Receiving Terminals and Gulf of Mexico Exploration & Production. Cheniere is building a 100% owned Gulf Coast LNG receiving terminal near Sabine Pass in Cameron Parish, LA. It is also developing 100% owned Gulf Coast LNG receiving terminals near Corpus Christi, TX, which received its authorization from the FERC in March 2005, and another near the Creole Trail in Cameron Parish, LA, for which Cheniere filed its application with the FERC in May 2005. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P., which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.


                        Cheniere Energy, Inc.
                    Selected Financial Information
                            (in thousands)

                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                             (Unaudited)             (Unaudited)

                       ----------- ----------- ----------- -----------
Revenues                     $689        $335      $1,425        $667
                       ----------- ----------- ----------- -----------
Operating Costs and
 Expenses
  LNG Terminal
   Development Expenses     5,350       5,566      10,775       9,967
  Production Costs             34           7          89          14
  Depreciation,
   Depletion and
   Amortization               528         161       1,055         366
  General and
   Administrative
   Expenses                 5,600       1,928      10,590       4,865
                       ----------- ----------- ----------- -----------
      Total Operating
       Costs and
       Expenses            11,512       7,662      22,509      15,212
                       ----------- ----------- ----------- -----------

Loss from Operations      (10,823)     (7,327)    (21,084)    (14,545)

Equity in Net (Loss)
 Income of Limited
 Partnership                 (127)     (1,488)       (971)        667
Reimbursement from
 Limited Partnership
 Investment                     -           -           -       2,500
Unrealized Derivative
 Loss                        (642)          -        (667)          -
Interest  Income            1,755          10       3,572          17
Minority Interest               -         752          97       2,233
                       ----------- ----------- ----------- -----------
Net Loss                  $(9,837)    $(8,053)   $(19,053)    $(9,128)
                       =========== =========== =========== ===========

Net Loss Per Share -
 Basic and Diluted         $(0.18)     $(0.21)     $(0.36)     $(0.25)
                       =========== =========== =========== ===========
Weighted Average Shares
 Outstanding - Basic
 and Diluted               53,757      37,833      53,063      37,026
                       =========== =========== =========== ===========

                                    Pro Forma
                                     June 30,    June 30,    Dec. 31,
                                     2005 (a)     2005        2004
                                   ----------- ----------- -----------
                                   (Unaudited) (Unaudited)

Cash and Cash
 Equivalents                         $411,817    $171,817    $308,443
Advances to EPC
 Contractor                            24,260      24,260           -
Other Current Assets                    3,554       3,554       2,838
Property, Plant and
 Equipment, Net                       155,886     155,886      20,880
Debt Issuance Costs,
 Net                                   29,948      20,648       1,302
Goodwill                               76,845      76,845           -
Other Assets                              310         310         104
                                   ----------- ----------- -----------
Total Assets                         $702,620    $453,320    $333,567
                                   =========== =========== ===========

Current Liabilities                   $48,831     $48,831      $5,529
Notes Payable                         325,000           -           -
Deferred Revenue                       38,000      38,000      23,000
Other Liabilities and
 Minority Interest                     15,606      15,606         437
Stockholders' Equity                  275,183     350,883     304,601
                                   ----------- ----------- -----------
Total Liabilities and
 Stockholders' Equity                $702,620    $453,320    $333,567
                                   =========== =========== ===========

(a) includes the pro forma effect as of June 30, 2005 of Cheniere's private offering of $325 million aggregate principal amount of convertible senior unsecured notes due 2012 closed on July 27, 2005. Also, includes the net costs of the related hedge transactions, underwriting discount and related fees.

    CONTACT: Cheniere Energy, Inc., Houston
             David Castaneda, 713-265-0202